Exhibit 99.1

InPlay Technologies Reports Financial Results for Second Quarter 2006

          PHOENIX, Aug. 10 /PRNewswire-FirstCall/ -- InPlay Technologies (Nasdaq: NPLA) today announced financial results for the second quarter ended June 30, 2006.

          Total revenue for the second quarter of 2006 was $2.55 million, up 48 percent from $1.72 million in the first quarter of 2006.  Second quarter 2006 revenue includes $2.37 million from FinePoint operations and $180,000 from Duraswitch operations, increases of 51 percent and 18 percent, respectively, compared with the immediately preceding quarter.  Net loss for the second quarter of 2006 was $684,000, or $0.06 per share, compared with net loss of $532,000, or $0.05 per share, for the first quarter of 2006.  The company believes that a sequential comparison is more meaningful to investors than a year-over-year comparison.

          Consolidated gross margin for the three–month period ended June 30, 2006 was 14 percent, including 11 percent for FinePoint and 59 percent for Duraswitch.  InPlay expects that gross profit will continue to fluctuate quarter to quarter.

          Bob Brilon, InPlay Technologies’ Chief Executive Officer, stated, “Both of our business lines delivered strong sequential revenue growth in the second quarter and we are pleased with the continued sales momentum for FinePoint. The decrease in gross margins for this segment reflects short-term challenges associated with an accelerated demand ramp from our key customer during the period.  However, we expect margins to rebound in the third quarter as we have addressed these issues and are also proactively working to ensure our ongoing ability to seamlessly ramp with current and new customers.”

          “For the first half of the year, FinePoint sales for our first major OEM customer totaled $3.7 million, reflecting strong demand for their convertible notebook product line.  Based on this performance, we believe we are on track to achieve the upper end of the $5-10 million revenue range we predicted for this project for fiscal 2006,” concluded Mr. Brilon.

          InPlay Technologies reported cash of $1.62 million and $0.4 million of restricted short term investments at June 30, 2006.  The company has no debt.

          Conference Call

          InPlay Technologies will host a conference call today at 5:00 p.m. Eastern Time.  To participate on the live call, analysts and investors should dial 800-240-4186 at least ten minutes prior to the call.  To participate on the live call from outside the U.S., dial 303-262-2050.  InPlay Technologies will also offer a live and archived webcast of the conference call, accessible from the “Investor” section of the company’s Web site (http://www.inplaytechnologies.com).  A telephonic replay of the conference call will also be available for 48 hours by dialing 800-405-2236 and entering passcode 11065239#.

          About InPlay Technologies

          InPlay Technologies markets and licenses proprietary emerging technologies through two divisions: FinePoint and Duraswitch.  FinePoint Innovations is a developer of pen computing products for tablet PCs and computer peripherals. FinePoint’s digital solution is the computing pen and digitizer for a major computer OEM’s award-winning line of convertible notebooks.  The company was founded to commercialize its internally developed Duraswitch electronic switch technologies and has executed license agreements with switch manufacturers and OEMs worldwide.  Today, Duraswitch patented technologies are in the controls of a wide range of commercial and industrial applications.  InPlay Technologies is focused on further commercialization of these technologies and leveraging its licensing model with additional, innovative technologies. Visit www.inplaytechnologies.com for more information.

          This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include statements regarding our predictions for revenue ranges and timing of revenue from FinePoint customers, potential production from new customers and our estimations for gross margins.  Risks and uncertainties that could cause results to differ materially from those projected include changes in orders or timing from our OEM customers, general changes in demand in the personal computing industry, pricing pressures, component shortages or other unforeseen difficulties related to manufacturing our technologies and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 17, 2006.  These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

INPLAY TECHNOLOGIES, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

NET REVENUE:
FinePoint	$2,370,694	$—	$3,936,063	$—
Duraswitch:
Related party - Delphi	—	2,102,243	—	2,204,588
Non-related parties	180,456	134,301	333,082	238,605
Total net revenue	2,551,150	2,236,544	4,269,145	2,443,193
COST OF GOODS SOLD:
FinePoint	2,110,291	—	3,300,307	—
Duraswitch	74,080	63,157	135,848	108,854
Total cost of goods sold	2,184,371	63,157	3,436,155	108,854
Gross profit	366,779	2,173,387	832,990	2,334,339
OPERATING EXPENSES:
Selling, general and administrative	743,490	703,584	1,460,268	1,165,915
Research, development and commerical application engineering	325,279	111,271	637,178	235,770
Total operating expenses	1,068,769	814,855	2,097,446	1,401,685
INCOME (LOSS) FROM OPERATIONS	(701,990)	1,358,532	(1,264,456)	932,654
OTHER INCOME - Net	18,344	13,661	48,419	27,764
NET INCOME (LOSS)	$(683,646)	$1,372,193	$(1,216,037)	$960,418
NET INCOME (LOSS) PER COMMON SHARE BASIC AND DILUTED	$(0.06)	$0.14	$(0.11)	$0.10
WEIGHTED AVERAGE SHARES OUTSTANDING,
BASIC	11,491,896	9,614,673	11,486,733	9,614,673
DILUTED	11,491,896	9,665,367	11,486,733	9,684,120

INPLAY TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2006	December 31, 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,624,029	$4,022,734
Restricted short-term investment	400,000	400,000
Accounts receivable	1,655,698	1,460,169
Inventory	1,785,698	1,311,077
Prepaid expenses and other current assets	88,436	87,071
Total current assets	5,553,861	7,281,051
PROPERTY AND EQUIPMENT - Net	631,534	557,145
GOODWILL	1,321,240	1,321,240
PATENTS - Net	1,346,969	1,389,153
OTHER ASSETS	19,299	19,299
TOTAL ASSETS	$8,872,903	$10,567,888
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,664,158	$1,496,780
Accrued salaries and benefits	280,736	510,794
Other accrued expenses and other current liabilities	326,221	539,786
Deferred revenue - other	34,370	82,879
Current portion notes payable and capital leases	4,014	165,914
Total current liabilities	2,309,499	2,796,153
LONG-TERM LIABILITIES:
Other non-current liabilities	6,816	11,465
Total liabilities	2,316,315	2,807,618
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding in 2006 and 2005	—	—
Common stock, $.001 par value, 40,000,000 shares authorized in 2006 and 2005, 11,498,473 and 11,481,512 shares issued and outstanding in 2006 and 2005, respectively	11,499	11,482
Additional paid-in capital	31,385,630	31,373,292
Accumulated deficit	(24,840,541)	(23,624,504)
Total stockholders’ equity	6,556,588	7,760,270
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,872,903	$10,567,888

SOURCE  InPlay Technologies
          -0-                                                  08/10/2006
          /CONTACT:  Heather Beshears, Vice President, Corporate Communications of InPlay Technologies, Inc., +1-480-586-3357, Heather@InPlayTechnologies.com/
          /Web site:  http://www.inplaytechnologies.com /